Drinker Biddle & Reath LLP
                                One Logan Square
                             18th and Cherry Streets
                             Philadelphia, PA 19103
                            Telephone: (215) 988-2700
                            Facsimile: (215) 988-2757
                              www.drinkerbiddle.com

June 30, 2006


The Roxbury Funds
100 Wilshire Boulevard, Suite 1000
Santa Monica, CA 90401

         RE: Roxbury Mid-Cap Fund, Roxbury Small-Cap Growth Fund and Roxbury Micro-Cap Fund

Ladies and Gentlemen:

         We have acted as counsel to The Roxbury Funds, a Delaware statutory trust (the "Trust"), in connection with the filing of the registration statement of the Trust including any amendment thereto (the "Registration Statement") to register under the Securities Act of 1933 shares of beneficial interest representing interests in three series, or funds, of the Trust: the Roxbury Mid-Cap Fund, Roxbury Small-Cap Growth Fund and Roxbury Micro-Cap Fund (each, a "Fund" and collectively, the "Funds"). Each Fund offers two classes of shares:
Investor Shares and Institutional Shares. The Trust is authorized to issue an unlimited number of shares of each class. These classes are hereinafter referred to as the "Shares."

         We have reviewed the Trust's Agreement and Declaration of Trust, its By-Laws, and resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have considered necessary.

         This opinion is based exclusively on the laws of the State of Delaware and the federal laws of the United States of America.

         We have assumed the following for this opinion:

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The Roxbury Funds
June 30, 2006
Page 2

         1. The Shares will be issued in accordance with the Trust's Agreement and Declaration of Trust and By-Laws and resolutions of the Trust's Board of Trustees relating to the creation, authorization and issuance of the Shares.

         2. The Shares will be issued against consideration therefor as described in the Trust's prospectuses relating thereto, and that such consideration will have been at least equal to the applicable net asset value and the applicable par value.

         Based on the foregoing, it is our opinion that:

         1. The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Trust; and

         2. When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Trust and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust).

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.


                                                 Very truly yours,

                                                 /s/ Drinker Biddle & Reath LLP
                                                 DRINKER BIDDLE & REATH LLP